INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 24, 2006 with respect to our audit of the financial statements of China Medicine Corporation and Subsidiary (formerly known as Lounsberry Holdings III, Inc.) at December 31, 2005 and for the two years in the period then ended, which are incorporated by reference in this Registration Statement, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
February 16, 2007